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                                                                    Exhibit n.2.

            Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 11/Amendment No. 61 to the Registration Statement No. 333-96517/811-07411 on Form N-6 of our report dated March 19, 2007, relating to the financial statements of MetLife of CT Fund UL II for Variable Life Insurance (formerly, The Travelers Fund UL II for Variable Life Insurance) appearing in the Prospectus, and our report on the consolidated financial statements and financial schedules dated March 6, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of MetLife Life and Annuity Company of Connecticut (the "Company") (formerly, The Travelers Life and Annuity Company) by MetLife Inc. on July 1, 2005, and as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5.J., Push Down Basis of Accounting Required in Certain Limited Circumstances, the purchase method of accounting was applied to the assets and liabilities of the Company, and such assets and liabilities were measured at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations), of the Company appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm", appearing in the Prospectus and Statement of Additional Information, which are a part of such Registration Statement.


/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
April 5, 2007